Exhibit 99.1

On April 21, 2022, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a financial holding company headquartered in Columbus Grove, Ohio with consolidated assets of $1.1 billion today announced operating results for the quarter ended March 31, 2022, unaudited.

For the quarter ended March 31, 2022, the Corporation reported net income of $2,520,000, or $0.77 basic earnings per share. This compares to the first quarter of 2021 net income of $4,117,000, or $1.26 basic earnings per share. The decrease in operating results for the first quarter of 2022 as compared to the same period in 2021 was primarily attributable to a decrease in non-interest income of $2,660,000 (46.3%), and a decrease in net interest income of $453,000 (5.2%), offset by a decrease in non-interest expenses of $707,000 (7.8%), a decrease in the provision for income taxes of $509,000 (58.3%) and a decrease in the provision for loan losses of $300,000 (100.0%). The decrease in net interest income resulted from a decrease of interest income of $725,000, due primarily to a reduction in Paycheck Protection Program (PPP) loan fees of $712,000, offset by a decrease in interest expense of $272,000 resulting from lower rates on deposits.

For the quarter ended March 31, 2022, non-interest income was $3,081,000, compared to $5,741,000 for the first quarter of 2021, a $2,660,000 decrease. The decrease was primarily attributable to a decrease in gain on sales of loans of $3,999,000 (87.4%), and an increase of loss on securities of $41,000, offset by an increase in other non-interest income of $1,380,000 (118.0%). The significant decrease in gain on sale of loans was attributable to a decrease in loan activity by the residential mortgage operations, along with a decrease in the net gain on sale, expressed as a percentage of loan balances sold. During the quarter ended March 31, 2022, there were 192 loans sold totaling $55.3 million, compared to 460 loans sold totaling $117.6 million during the same period of 2021. The net gain on sale was 0.86% for the first quarter of 2022 compared to 3.70% for the same period of 2021. The increase in other non-interest income was primarily related to an increase in income from the Corporation’s loan hedging program of $1,247,000.

For the quarter ended March 31, 2022, non-interest expenses were $8,399,000, compared to $9,106,000 for the comparable quarter of 2021, a $707,000 (7.8%) decrease.  The significant quarter-over-quarter decreases include salaries and benefits of $472,000 (9.1%), loan fees of $264,000 (57.4%), and miscellaneous expense of $87,000 (90.1%).

Total assets amounted to $1.07 billion at March 31, 2022 compared to $1.08 billion at December 31, 2021, a decrease of $7.2 million (0.67%). The decrease in total assets was primarily the result of decreases of $9.6 million (12.8%) in cash and cash equivalents, and $11.0 million (3.6%) in securities available-for-sale, offset by a $4.6 million (0.1%) increase in net loans. Deposits totaled $944.8 million at March 31, 2022, compared to $930.4 million at December 31, 2021, an increase of $14.4 million (1.6%).

Shareholders’ equity decreased $19.7 million (16.6%) from $119.1 million at December 31, 2021 to $99.4 million at March 31, 2022. This was the result of an increase in unrealized securities losses, net of tax of $21.6 million and dividends paid of $688,000 offset by net income of $2,520,000. The increase in unrealized securities losses from December 31, 2021 to March 31, 2022 was attributable to increasing long-term treasury yields.  Net unrealized gains and losses on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Paulding, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Paulding, Pemberville, Plymouth and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2021 Form 10-K.